EXHIBIT 99.1
                            HEALTHCARE CAPITAL CORP.

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CONTACT:                           -OR-       HCL'S INVESTOR RELATIONS COUNSEL:
HealthCare Capital Corp.                      The Equity Group
Edwin J. Kawasaki                             Devin Sullivan
Chief Financial Officer                       (212) 836-9608
(503) 225-9152


                              FOR IMMEDIATE RELEASE
                              ---------------------

Portland, OR - December 29, 1997 - The Board of Directors of HealthCare Capital Corp. (Alberta Stock Exchange: HCL)("HealthCare" or the "Company"), d/b/a SONUS, a leading operator of audiology clinics in the United States and Canada, is pleased to announce the following corporate developments:


                HEALTHCARE RECEIVES CONDITIONAL LISTING APPROVAL
                ------------------------------------------------

                TO TRADE COMMON STOCK ON AMERICAN STOCK EXCHANGE
                ------------------------------------------------

HealthCare today announced that the American Stock Exchange ("AMEX") has granted conditional listing approval for the Company's common stock. Listing on the AMEX is contingent upon the receipt by HealthCare of shareholder approval for a proposed one-for-five reverse stock split (consolidation), the details of which are outlined below, and a post-split share price which exceeds U.S. $3.00 per share.


              HEALTHCARE CLOSES SECURITIES PURCHASE AGREEMENT WITH
              ----------------------------------------------------
               WARBURG, PINCUS VENTURES, L.P. FOR U.S. $18 MILLION
               ---------------------------------------------------

HealthCare also announced the closing of its previously announced $18 million preferred stock private placement with Warburg, Pincus Ventures, L.P. In the event the warrants issued in the transaction are exercised, HealthCare may receive additional proceeds of up to $24 million.

Brandon M. Dawson, President and Chief Executive Officer of HealthCare, commented, "The hearing health care industry is highly fragmented and populated primarily by sole proprietor operations, many of which have been unable to replicate the economic advantages derived from being part of a large, multi-clinic organization. The net proceeds from the Warburg private placement, coupled with HealthCare's growing reputation as a high quality provider of hearing health services, will greatly assist us in achieving our goal of becoming the premier hearing health care provider in North America's $2 billion hearing health market."


      HEALTHCARE PROPOSES ONE-FOR-FIVE REVERSE STOCK SPLIT (CONSOLIDATION)
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                      COMPANY TO CHANGE NAME TO SONUS CORP.
                      -------------------------------------

HealthCare's Board of Directors has proposed a one-for-five reverse stock split (consolidation) of the outstanding shares of the Company's common stock. HealthCare has scheduled a Special Meeting of Shareholders for February 9, 1998, where shareholders will be asked to approve the proposed reverse stock split, as well as a change of the Company's name to Sonus Corp. Upon shareholder and regulatory approvals of the proposed reverse stock split, the number of outstanding common shares will be reduced to 5,456,903 from 27,284,517, the number of outstanding preferred shares will be reduced to 2,666,666 from 13,333,333 and the number of fully diluted shares will be reduced to 12,625,631 from 63,128,158. The outstanding shares on a fully diluted basis include shares to be issued upon the exercise of warrants and options. In the event that such warrants and options are exercised, HealthCare may receive up to $41 million.

Mr. Dawson commented, "Listing on the AMEX will provide much broader exposure for HealthCare and create greater opportunities for U.S.-based investment professionals to purchase common shares on the open market. The AMEX is one of the world's premier auction marketplaces, providing more than 800 companies with greater visibility and access to the investment community. By increasing the per-share price of HealthCare's common stock via the proposed reverse stock split, the resulting shares should become more attractive to a larger number of institutional investors. We believe that this increased interest, combined with continued favorable operating results, such as a 319% increase in fiscal 1998 first quarter revenues from the same period in the prior fiscal year and two consecutive quarters of positive EBITDA, and an aggressive North American acquisition strategy, will translate into increased shareholder value and enhanced visibility for HealthCare."

With respect to changing the Company's name to Sonus Corp., Mr. Dawson continued, "The name SONUS, which is Latin for sound, more accurately reflects the Company's focus on hearing health. Hearing is an important part of communication, and it is the reason we have dedicated ourselves to becoming North America's premier provider of hearing health services."

                                  ### #### ###

HealthCare owns the largest group of audiology based hearing clinics operating in the United States and Canada. HealthCare's 52 hearing clinics provide a full range of products and services to hearing impaired patients. The Company's vision is to become the premier hearing care provider in North America. HealthCare's strategy involves the consolidation of the industry through acquisition of quality hearing care clinics.

This news release contains forward looking statements which may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HealthCare to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors with respect to HealthCare include economic trends in HealthCare's market area, the ability of HealthCare to manage its growth and integrate new acquisitions into its network of hearing care clinics, the development of new or improved medical or surgical treatments for hearing loss or of technological advancements in hearing instruments, changes in the application or interpretation of applicable governmental laws and regulations, the ability of HealthCare to complete additional acquisitions of hearing care clinics on terms favorable to HealthCare, the degree of consolidation in the hearing care industry, HealthCare's success in attracting and retaining qualified audiologists and staff to operate its hearing clinics, product and professional liability claims brought against HealthCare's insurance coverage, and the availability of and costs associated with potential sources of financing. HealthCare disclaims any obligation to update any such factors or to publicly announce the results of any revision to the forward looking statements contained herein to reflect future events or developments.

ON BEHALF OF THE BOARD OF DIRECTORS

"Brandon M. Dawson"


Brandon M. Dawson
President/CEO


      "The Alberta Stock Exchange has neither approved nor disapproved the information contained herein."